For Immediate Release
Wednesday, June 25, 2003

                          SHAREHOLDERS APPROVE UNION OF
                  FNB CORPORATION AND BEDFORD BANCSHARES, INC.


         William P. Heath,  Jr.,  President and CEO of FNB Corporation  (NASDAQ:
FNBP), parent company of First National Bank and FNB Salem Bank and Trust, N.A., and Harold K. Neal, President and CEO of Bedford Bancshares, Inc. (NASDAQ:
BFSB), parent company of Bedford Federal Savings Bank jointly announce the approval by their respective shareholders of the affiliation of their organizations at special meetings held in Christiansburg and Bedford on Wednesday, June 25. Both shareholder groups approved the combination by margins in excess of 98 percent of shares cast.

         "Our merger affiliates two banking companies that have shared common operating philosophies and direction in distinct markets, and now we are officially joining forces. Together, we can best deploy our resources to enhance our commitment to our customers and local communities while ensuring a strong return to our shareholders," Heath and Neal observed.

         Subsequent to the affiliation, FNB Corporation will have approximately 3,500 shareholders and nearly 7.2 million outstanding shares. Stretching east to west, from Bedford County to Wythe County, and north to south, from the West Virginia to the North Carolina borders, the organization will operate 26 offices and 39 ATMs. With assets of nearly $1.3 billion and deposits in excess of $1 billion, FNB Corporation, through its affiliates, will constitute the largest publicly traded banking organization in terms of Virginia deposits.

         Pending regulatory approval, the merger is expected to take effect on August 1, 2003 with systems integration to follow during the first quarter of 2004.

         For more information contact:

         William P. Heath, Jr       Peter A. Seitz
         President and CEO          Executive Vice President/General Counsel
         FNB Corporation            FNB Corporation
         (540) 382-6041             (540) 381-6700

         Harold K. Neal
         President and CEO
         Bedford Bancshares, Inc.
         (540) 586-2590